N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Diversified Capital Builder Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		4,591,664	0.0557		77,554,110	6.02
Class B		56,023  	0.0154		2,973,471	6.05
Class C		121,106		0.0158		7,228,595	6.03
Class I		1,235,808	0.0686		17,376,675	5.99